UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2013

Thor Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

601 East Beardsley Avenue, Elkhart, Indiana (Address of Principal Executive Offices)	46514-3305 (Zip Code)

Registrant’s telephone number, including area code: (574) 970-7460

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2013, Thor Industries, Inc. (the "Company") and its subsidiary, SJC Industries Corp. ("SJC"), entered into an Asset Purchase Agreement (the "Agreement") with Wheeled Coach Industries, Inc. ("Wheeled Coach"), a subsidiary of Allied Specialty Vehicles, Inc., a privately held company based in Orlando, Florida, pursuant to which Wheeled Coach would acquire substantially all of the assets used in the conduct of SJC's ambulance business (the "SJC Assets").

The Agreement provides that Wheeled Coach would pay SJC as consideration for the acquisition of the SJC Assets a purchase price of $12,521,417, subject to certain adjustments, if applicable. Under the Agreement, the SJC Assets would include all of SJC's right, title and interest in, to and under the assets, properties and businesses owned, held and used in the conduct of the ambulance business by SJC as of April 30, 2013, excluding SJC's ambulance facility and certain excluded assets as outlined in the Agreement.

A copy of the Agreement will be attached as an exhibit to the Company's Form 10-Q for the third quarter ended April 30, 2013. The foregoing summary of the Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the agreement to be attached to the Company’s Form 10-Q referenced above.

On May 6, 2013, the Company issued a press release announcing that it had entered into the Agreement. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 2.06 Material Impairments.

In April 2013, the Company determined that it was more likely than not that certain long-lived assets associated with the Company’s ambulance business would be sold before the end of their previously estimated useful life. This was determined to be a triggering event and an impairment assessment relative to those assets was performed.  Based on the assessment, the Company determined that the carrying amount of the assets would not be recoverable from future cash flows and as a result, a non-cash impairment charge of approximately $5 million related to certain amortizable intangible assets will be recorded in the Company’s fiscal third quarter to reflect the fair value of the assets sold.

In addition, the Company is currently evaluating the goodwill associated with the reporting unit which historically included the ambulance business.  This reporting unit had fair value exceeding carrying value by 15% as of our fiscal 2012 annual goodwill assessment. The Company believes it is more likely than not that the goodwill allocated to this reporting unit will be impaired, but the precise amount of the impairment has not yet been determined.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Copy of press release, dated May 6, 2013, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.

Date: May 6, 2013	By:	/s/ W. Todd Woelfer
	Name:	W. Todd Woelfer
	Title:	Senior Vice President, General Counsel and Secretary